Summer Infant, Inc. Reports Second Quarter 2013 Results

Company Reports Progress on Strategy to Drive Profitable Growth; SG&A Expenses Reduced by 20% Year Over Year; Reduces Debt by $14.4 Million in Quarter

WOONSOCKET, RI -- (Marketwired - August 14, 2013) - Summer Infant, Inc. ("Summer Infant" or the "Company") (NASDAQ: SUMR), a global developer and distributor of juvenile health, safety and wellness products, today announced financial results for the second quarter ended June 30, 2013.

Management Comments

"Our strategy to improve operations and enhance profitability is on track and is reflected in our higher adjusted EBITDA year over year for the quarter on lower revenue," said Jason Macari, President and Chief Executive Officer. "Revenues were down year over year primarily due to lower sales to a large customer. In addition, our focus on improving profitability by rationalizing licensed and certain unprofitable or low-margin products contributed to the revenue decrease. Most product category sales were flat to slightly down during the quarter, with the exception of our core Safety category, which increased from the second quarter of 2012.

"The aggressive steps we have taken to lower our cost structure are yielding results as demonstrated by the 28% and 15% year-over-year reductions in selling and G&A expenses, respectively. While we are significantly lowering spending in these areas, we continue to selectively invest in brand marketing and advertising with a goal of generating greater awareness and sales of our higher-margin core Summer and Born Free branded products.

"We have made progress in our effort to further diversify our customer base and expand distribution of key products. While our mass merchants account for the majority of our business, sales to small- and mid-sized specialty customers, as well as alternative channels, including home centers, increased 20.5% year over year. We are investing in increasing our sales force to focus on building relationships with this channel.

"Another future area of growth for us is the Internet, where the ease of online shopping has become an important part of the overall juvenile market. More than 20% of our total business today is Internet based, and we have partnered with most of the major online retailers to promote our products. Our recently launched e-commerce website is a key tool to make it easier for our e-commerce partners to get information and images of our products during the sales process, as well as to support our marketing efforts.

"During the second half of 2013, we will continue to seek opportunities to improve margins and profitability by further streamlining operations and driving the growth of our core product categories. We have a number of innovative new products slated to launch in the coming months that we believe will generate top-line growth. Executed successfully, we believe our strategy will result in a return to sustainable profitable growth, ultimately translating into improved cash flow and long-term shareholder value," concluded Macari.

Second Quarter 2013 Results

Net revenues for the three months ended June 30, 2013 decreased 13% to $53.8 million from $61.7 million for the three months ended June 30, 2012. The decrease in revenue was primarily driven by lower sales to a large customer, as well as lower sales across most categories, except Safety, due to the discontinuance of non-profitable and low margin product SKUs, as well as phasing out of licensing arrangements.

Gross profit for the second quarter of 2013 decreased to $17.0 million from $20.8 million in the second quarter of 2012. Gross profit as a percentage of net sales decreased to 31.6% for the second quarter of 2013 from 33.7% in the second quarter of 2012. The decline in gross margin was attributable to lower revenues, as well as to a significant amount of close-out sales of discontinued and low margin products, the phasing out of licensing agreements, the participation in retail promotional programs and a lower mix of higher-margin product sales. In the second quarter of 2012, gross profit included the benefit of approximately $628,000 of supplier rebate credits.

General and administrative expenses decreased approximately 14.6% to $9.3 million for the second quarter of 2013 from $10.9 million a year ago. The decline in general and administrative expenses is attributable to cost reductions, including a worldwide decrease in headcount, and lower professional service and other outside service fees.

Selling expenses decreased 27.8% to $5.6 million for the second quarter of 2013 from $7.7 million for the second quarter of 2012. This decrease was primarily attributable to lower sales, additional cost controls implemented over retailer program costs such as promotions, consumer advertising, and cooperative advertising, as well as lower royalty costs under discontinued licensing agreements.

Interest expense for the three months ended June 30, 2013 of $0.9 million was flat with the three months ended June 30, 2012. Interest expense attributable to the new credit facilities is expected to be lower than the Company's prior loan agreement on similar debt levels going forward.

The Company reported net loss of $0.3 million, or $0.02 per share, in the second quarter of 2013, compared with net loss of $0.4 million, or $0.02 per share, in the second quarter of 2012. Excluding permitted add-back charges and other special items in the 2013 period, adjusted net income was $0.2 million, or $0.01 per diluted share, in the second quarter of 2013. There were no adjustments to net income for the second quarter of 2012.

Adjusted EBITDA for the second quarter of 2013 was $3.3 million compared with $2.5 million in adjusted EBITDA in the second quarter of 2012. Adjusted EBITDA for the second quarter of 2013 includes $0.8 million in permitted add back charges compared with no permitted add back charges in the second quarter of 2012.

Adjusted EBITDA, adjusted net income and adjusted earnings per share are non-GAAP numbers that exclude various items that are detailed in the financial tables and accompanying footnotes reconciling GAAP to non-GAAP results contained in this release. An explanation of these measures also is included under the heading below "Use of Non-GAAP Financial Information."

Balance Sheet

As of June 30, 2013, the Company had approximately $3.5 million of cash and $49.0 million of debt compared with $3.1 million of cash and $65.5 million of debt on December 31, 2012. This represents a $16.5 million reduction of debt from December 31, 2012 and a $24.6 million reduction in debt from June 30, 2012.

The management of the Company's working capital has been a key focus. Inventory at June 30, 2013 was $41.7 million compared with $47.3 million at June 30, 2012. The inventory reduction is the result of the Company's efforts to transition some category sales to direct import, improved forecasting capabilities, and reduction in SKUs. Trade Receivables as of June 30, 2013 was $38.5 million compared with $56.6 million as of June 30, 2012. The accounts receivable reduction is the result of improved payment terms with customers, and centralizing the collections function into Summer's Corporate office. Accounts Payable and Accrued Expenses as of June 30, 2013 was $38.5 million compared with $39.2 million as of June 30, 2012. The Company procures its inventory on credit terms and its current practice is to submit payments weekly. These working capital improvements reduced the Company's investment in working capital by $23.0 million year over year.

Conference Call Information

Summer Infant, Inc. will host a conference call today, Wednesday, August 14, 2013 at 5:00 p.m. Eastern Time, to discuss financial results for its second quarter ended June 30, 2013. This call is being webcast and can be accessed by visiting the "Investor Relations" section of the Company's website at www.summerinfant.com. Investors may also listen to the call via telephone by dialing (877) 407-5790 or (201) 689-8328. For those unable to listen to the live call, an archive of the webcast will be available on the Company's website for approximately one year.

About Summer Infant, Inc.

Based in Woonsocket, Rhode Island, the Company is a global designer, marketer, and distributor of branded juvenile health, safety and wellness products (for ages 0-3) which are sold principally to large North American and European retailers. The Company currently markets its products in several product categories such as monitors, safety, nursery, feeding, gear and furniture. Most products are sold under the core brand names of Summer® and Born Free®. Significant products include audio/video monitors, safety gates, bath tubs and bathers, durable bath products, bed rails, swaddling blankets, baby bottles, warming/sterilization systems, booster and potty seats, bouncers, travel accessories, high chairs, swings, car seats, strollers, and nursery furniture. Over the years, the Company has completed several acquisitions and added products such as cribs, swaddling, and feeding products. For more information about the Company, please visit www.summerinfant.com.

Use of Non-GAAP Financial Information

This release includes presentations of Adjusted EBITDA, adjusted net income and adjusted earnings per share, which are non-GAAP financial measures. For purposes of this release, (i) adjusted EBITDA means earnings before interest and taxes plus depreciation, amortization, non-cash stock-based compensation expenses and other items added back as detailed in the reconciliation table included in this release and (ii) adjusted net income and adjusted earnings per share mean net income excluding certain items as detailed in the reconciliation table included in this release. Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. The Company believes that the presentation of these non-GAAP financial measures provide useful information to investors to better understand, on a period-to-period comparable basis, financial amounts both including and excluding these identified items, and they indicate more clearly the ability of the Company's assets to generate cash sufficient to pay interest on its indebtedness, meet capital expenditure and working capital requirements, comply with the financial covenants of its loan agreements and otherwise meet its obligations as they become due. These non-GAAP measures should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in the Company's consolidated financial statements as an indicator of financial performance or liquidity. The Company provides reconciliations of these non-GAAP measures in its press releases of historical performance. Because these measures are not determined in accordance with GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented, may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements

Certain statements in this release that are not historical fact may be deemed "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby. These statements are accompanied by words such as "anticipate," "expect," "project," "will," "believes," "estimate" and similar expressions, and include statements regarding the Company's expectations regarding (i) its strategy to improve margins and operations, sustain profitable growth and create shareholder value, (ii) its ability to build brand awareness, (iii) its ability to grow sales of its core products categories and online sales, and (iv) the expected launch of new products in the second half of 2013 and corresponding impact on growth. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the concentration of the Company's business with retail customers; the ability of the Company to compete in its industry; the Company's ability to continue to control costs and expenses; the Company's dependence on key personnel; the Company's reliance on foreign suppliers; the Company's ability to develop and market new products; the Company's ability to meet required financial covenants under its loan agreements; and other risks as detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and subsequent filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this release.

                            Summer Infant, Inc.
             Consolidated Statements of Operations (unaudited)
   (amounts in thousands of US dollars, except share and per share data)

                            Three Months Ended         Six Months Ended
                                 June 30,                  June 30,
                             2013         2012         2013         2012
                         -----------  -----------  -----------  -----------

Net revenues             $    53,779  $    61,731  $   112,897  $   124,730
Cost of goods sold            36,800       40,945       77,339       82,839
                         -----------  -----------  -----------  -----------
Gross profit                  16,979       20,786       35,558       41,891
General & administrative
 expenses (including
 stock option expense)         9,287       10,873       18,898       21,498
Selling expense                5,594        7,748       11,198       13,771
Depreciation and
 amortization                  1,627        1,803        3,417        3,678
                         -----------  -----------  -----------  -----------
Income before interest           471          362        2,045        2,944
Interest expense                (928)        (899)      (2,183)      (1,619)
                         -----------  -----------  -----------  -----------

Income (loss) before
 taxes                   $      (457) $      (537) $      (138) $     1,325
Provision (benefit) for
 income taxes                   (153)        (113)        (278)         427
                         -----------  -----------  -----------  -----------

    Net income (loss)    $      (304) $      (424) $       140  $       898
                         ===========  ===========  ===========  ===========

Earnings (loss) per
 diluted share           $     (0.02) $     (0.02) $      0.01  $      0.05

Shares used in fully
 diluted EPS              17,905,147   17,889,131   17,973,666   18,121,012

Reconciliation of Non-
 GAAP EBITDA
Net Income (loss)        $      (304) $      (424) $       140  $       898
Plus: interest expense           928          899        2,183        1,619
Plus: provision
 (benefit) for income
 taxes                          (153)        (113)        (278)         427
Plus: depreciation and
 amortization                  1,627        1,803        3,417        3,678
Plus: non-cash stock
 based compensation
 expense                         338          359          516          618
Plus: permitted add-
 backs (1)                       835            -        1,239            -
                         -----------  -----------  -----------  -----------
    EBITDA               $     3,271  $     2,524  $     7,217  $     7,240
                         -----------  -----------  -----------  -----------

Reconciliation of
 Adjusted EPS
Net Income (loss)        $      (304) $      (424) $       140  $       898
Plus: permitted add-
 backs (2)                       551            -          855            -
Plus: unamortized
 deferred financing
 costs (3)                         -            -          223            -
Plus: loss on certain
 close-out sales in
 January & February                -            -           88            -
                         -----------  -----------  -----------  -----------
Adjusted Net Income
 (loss)                  $       247  $      (424) $     1,306  $       898
                         -----------  -----------  -----------  -----------

Adjusted Earnings (loss)
 per diluted share       $      0.01  $     (0.02) $      0.07  $      0.05

(1) 2013 Permitted add-backs consist of items that the Company is permitted to add-back to the calculations of consolidated EBITDA under its loan agreement. Permitted add-backs for the the three months ended June 30,
    2013 consisted of losses on certain close-out sales ($305), severance costs ($139), Board Fees ($133), Disney-related scrap ($132), special projects ($113), and consulting fees ($13). Permitted add-backs for the six months ended June 30, 2013 consisted of losses on certain close-out sales ($421), consulting fees ($242) severance costs ($175), Board Fees
    ($141), Disney-related scrap ($132), and special projects ($128).

(2) 2013 Permitted add-backs consist of items that the Company is permitted to add-back to the calculations of consolidated EBITDA under its loan agreement. Permitted add-backs for the the three months ended June 30,
    2013 consisted of losses on certain close-out sales (Gross $305/Net
    $201), severance costs (Gross $139/Net $92), Board Fees (Gross $133/Net
    $88), Disney-related scrap (Gross $132/Net $87), special projects (Gross
    $113/Net $74), and consulting fees (Gross $13/Net $9). Permitted add-
    backs for the six months ended June 30, 2013 consisted of losses on certain close-out sales (Gross $421/Net $291), consulting fees (Gross
    $242/Net $167), severance costs (Gross $175/Net $121), Board Fees (Gross
    $141/Net $97), Disney-related scrap (Gross $132/Net $91), and special projects (Gross $128/Net $88).

(3) Write off of unamortized deferred financing costs for Bank of America retired loan, Gross $338/Net $223.

                             Summer Infant, Inc.
                         Consolidated Balance Sheet
                    (amounts in thousands of US dollars)

                                                   June 30,     December 31,
                                                     2013           2012
                                                 (unaudited)
Cash and cash equivalents                       $       3,509  $       3,132
Trade receivables, net                                 38,464         45,299
Inventory, net                                         41,671         49,823
Property and equipment, net                            15,172         16,834
Other intangibles, net                                 21,254         21,556
Other assets                                            5,209          3,676
                                                -------------  -------------
    Total assets                                $     125,279  $     140,320
                                                =============  =============

Accounts payable and accrued expenses           $      38,490  $      37,138
Current portion of long-term debt                       2,165            770
Long term debt, less current portion                   46,870         64,767
Other long term liabilities                             3,404          3,498
Deferred tax liability                                  4,212          4,194
                                                -------------  -------------
    Total liabilities                                  95,141        110,367

Total stockholders' equity                             30,138         29,953
                                                -------------  -------------
    Total liabilities and stockholders' equity  $     125,279  $     140,320
                                                =============  =============

Contact:

Paul Francese
Chief Financial Officer
Summer Infant, Inc.
(401) 671-6572

or

David Calusdian
Sharon Merrill Associates, Inc.
(617) 542-5300
SUMR@investorrelations.com